                                                                    Exhibit 10.1

                               Trex Company, Inc.
                                TREX Company, LLC



                                U.S. $40,000,000



                  8.32% Senior Secured Notes due June 19, 2009



                                 ---------------

                             Note Purchase Agreement

                               ------------------



                            Dated as of June 19, 2002

                                TABLE OF CONTENTS

                                                                                                                 Page
Section 1         Notes.........................................................................................    1

         Section 1.1.      Authorization of Notes...............................................................    1
         Section 1.2.      Additional Series of Notes...........................................................    1

Section 2         Sale And Purchase Of Notes....................................................................    1

Section 3         Closing.......................................................................................    2

Section 4         Conditions To Closing.........................................................................    2

         Section 4.1.      Representations and Warranties.......................................................    2
         Section 4.2.      Performance; No Default..............................................................    2
         Section 4.3.      Compliance Certificates..............................................................    2
         Section 4.4.      Opinions of Counsel..................................................................    3
         Section 4.5.      Purchase Permitted By Applicable Law, Etc............................................    3
         Section 4.6.      Sale of Other Notes..................................................................    3
         Section 4.7.      Payment of Special Counsel Fee.......................................................    3
         Section 4.8.      Private Placement Number.............................................................    3
         Section 4.9.      Changes in Corporate Structure.......................................................    3
         Section 4.10.     Execution of Collateral Documents....................................................    4
         Section 4.11.     Related Transactions.................................................................    4
         Section 4.12.     Filing and Recording.................................................................    4
         Section 4.13.     Funding Instructions.................................................................    4
         Section 4.14.     Payment of Recording Fees, Charges and Taxes.........................................    4
         Section 4.15.     Proceedings and Documents............................................................    4

Section 5         Representations And Warranties Of The Company.................................................    5

         Section 5.1.      Organization; Power and Authority....................................................    5
         Section 5.2.      Authorization, Etc...................................................................    5
         Section 5.3.      Disclosure...........................................................................    5
         Section 5.4.      Organization and Ownership of Shares of Subsidiaries; Affiliates.....................    6
         Section 5.5.      Financial Statements; Financial Projections..........................................    7
         Section 5.6.      Compliance with Laws, Other Instruments, Etc.........................................    7
         Section 5.7.      Governmental Authorizations, Etc.....................................................    7
         Section 5.8.      Litigation; Observance of Agreements, Statutes and Orders............................    7
         Section 5.9.      Taxes................................................................................    8
         Section 5.10.     Title to Property; Leases............................................................    8
         Section 5.11.     Licenses, Permits, Etc...............................................................    8
         Section 5.12.     Compliance with ERISA................................................................    9
         Section 5.13.     Private Offering by the Company......................................................    9
         Section 5.14.     Use of Proceeds; Margin Regulations..................................................    9
         Section 5.15.     Existing Debt; Future Liens..........................................................   10
         Section 5.16.     Foreign Assets Control Regulations, Etc..............................................   10
         Section 5.17.     Status under Certain Statutes........................................................   10

                                TABLE OF CONTENTS
                                  (continued)

                                                                                                                 Page
         Section 5.18.     Environmental Matters................................................................   10
         Section 5.19.     Solvency of Company..................................................................   11

Section 6         Representations Of The Purchaser..............................................................   11

         Section 6.1.      Purchase for Investment..............................................................   11
         Section 6.2.      Source of Funds......................................................................   12

Section 7         Information As To Company.....................................................................   13

         Section 7.1.      Financial and Business Information...................................................   13
         Section 7.2.      Officer's Certificate................................................................   15
         Section 7.3.      Inspection...........................................................................   16

Section 8         Prepayment Of The Notes.......................................................................   16

         Section 8.1.      Required Prepayments.................................................................   16
         Section 8.2.      Optional Prepayments with Make-Whole Amount..........................................   17
         Section 8.3.      Change in Control....................................................................   17
         Section 8.4.      Allocation of Partial Prepayments....................................................   19
         Section 8.5.      Maturity; Surrender, Etc.............................................................   19
         Section 8.6.      Purchase of Notes....................................................................   20
         Section 8.7.      Make-Whole Amount....................................................................   20

Section 9         Affirmative Covenants.........................................................................   21

         Section 9.1.      Compliance with Law..................................................................   21
         Section 9.2.      Insurance............................................................................   21
         Section 9.3.      Maintenance of Properties............................................................   22
         Section 9.4.      Payment of Taxes and Claims..........................................................   22
         Section 9.5.      Corporate Existence, Etc.............................................................   22
         Section 9.6.      New Subsidiaries.....................................................................   22

Section 10        Negative Covenants............................................................................   24

         Section 10.1.     Transactions with Affiliates.........................................................   24
         Section 10.2.     Merger, Consolidation, Etc...........................................................   24
         Section 10.3.     Liens................................................................................   25
         Section 10.4.     Consolidated Adjusted Net Worth......................................................   26
         Section 10.5.     Cash Flow Fixed Charge Coverage Ratio................................................   27
         Section 10.6.     Limitations on Funded Debt...........................................................   27
         Section 10.7.     Sale of Assets, Etc..................................................................   27
         Section 10.8.     Line of Business.....................................................................   29

Section 11        Events Of Default.............................................................................   29


Section 12        Remedies On Default, Etc......................................................................   31

         Section 12.1.     Acceleration.........................................................................   31
         Section 12.2.     Other Remedies.......................................................................   32

                                TABLE OF CONTENTS
                                  (continued)

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
         Section 12.3.     Rescission...........................................................................   32
         Section 12.4.     No Waivers or Election of Remedies, Expenses, Etc....................................   32

Section 13        Registration; Exchange; Substitution Of Notes.................................................   32

         Section 13.1.     Registration of Notes................................................................   32
         Section 13.2.     Transfer and Exchange of Notes.......................................................   32
         Section 13.3.     Replacement of Notes.................................................................   33

Section 14        Payment Of Notes..............................................................................   33

         Section 14.1.     Place of Payment.....................................................................   33
         Section 14.2.     Home Office Payment..................................................................   33

Section 15        Expenses, Etc.................................................................................   34

         Section 15.1.     Transaction Expenses.................................................................   34
         Section 15.2.     Survival.............................................................................   34

Section 16        Survival Of Representations And Warranties; Entire Agreement..................................   34

Section 17        Amendment And Waiver..........................................................................   35

         Section 17.1.     Requirements.........................................................................   35
         Section 17.2.     Solicitation of Holders of Notes.....................................................   35
         Section 17.3.     Binding Effect, Etc..................................................................   35
         Section 17.4.     Notes Held by Company, Etc...........................................................   36

Section 18        Notices.......................................................................................   36

Section 19        Reproduction of Documents.....................................................................   36

Section 20        Confidential Information......................................................................   37

Section 21        Substitution of Purchaser.....................................................................   37

Section 22        Release of Collateral.........................................................................   38

Section 23        Miscellaneous.................................................................................   39

         Section 23.1.     Successors and Assigns...............................................................   39
         Section 23.2.     Payments Due on Non-Business Days....................................................   39
         Section 23.3.     Severability.........................................................................   39
         Section 23.4.     Construction.........................................................................   39
         Section 23.5.     Counterparts.........................................................................   39
         Section 23.6.     Governing Law........................................................................   39

SCHEDULES

Schedule A       Information Regarding Purchasers
Schedule B       Defined Terms
Schedule 5.4     Subsidiaries
Schedule 5.5     Financial Statements
Schedule 5.8     Litigation
Schedule 5.11    Licenses and Permits
Schedule 5.15    Existing Debt and Existing Liens

EXHIBITS

Exhibit 1        Form of Note
Exhibit 4.4(a)   Description of Closing Opinion of Counsel to the Company
Exhibit 4.4(b)   Description of Special Counsel's Closing Opinion
Exhibit 4.4(c)   Description of Closing Opinion for Counsel to the Collateral
                 Agent
Exhibit 4.10     Form of Security Agreement

                               TREX COMPANY, INC.
                                TREX COMPANY, LLC
                                160 Exeter Drive
                         Winchester, Virginia 22603-8605

                  8.32% Senior Secured Notes due June 19, 2009

                                                                     Dated as of
                                                                   June 19, 2002

TO EACH OF THE PURCHASERS LISTED IN
         THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

     Each of Trex Company, Inc., a Delaware corporation (the "Parent"), and TREX Company, LLC, a Delaware limited liability company ("TREX LLC," the Parent and TREX LLC are hereinafter sometimes referred to collectively as the "Company"), jointly and severally agree with you as follows:

SECTION 1  Notes.

     Section 1.1. Authorization of Notes. The Company will authorize the issue and sale of $40,000,000 aggregate principal amount of its 8.32% Senior Secured Notes due June 19, 2009 (the "Notes," such term to include any such notes issued in substitution therefor pursuant to Section 13). The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by you, the Other Purchasers, and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

     Section 1.2. Additional Series of Notes. The Company may, from time to time to the extent otherwise permitted by this Agreement, including, without limitation, upon compliance by the Company with Section 10.6, issue and sell additional series of their promissory notes ranking pari passu with the Notes in right of payment and ratably secured and may, in connection with the documentation thereof, incorporate by reference various provisions of this Agreement. Such incorporation by reference shall not in any way affect the rights of the Holders hereunder or under the Notes.

SECTION 2  Sale and Purchase of Notes.

     Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and each of the other purchasers named in Schedule A (the "Other Purchasers"), and you and the Other Purchasers will purchase from the Company, at the Closing provided for in Section

3, Notes in the principal amount specified opposite your name in Schedule A at the purchase price of 100% of the principal amount thereof. Your obligation hereunder and the obligations of the Other Purchasers are several and not joint obligations and you shall have no liability to any Person for the performance or non-performance by any Other Purchaser hereunder.

SECTION 3  Closing.

     The sale and purchase of the Notes to be purchased by you and the Other Purchasers shall occur at the offices of McDermott, Will & Emery, 50 Rockefeller Plaza, New York, New York 10020, at 10:00 a.m., New York City time, at a closing (the "Closing") on June 19, 2002 or on such other Business Day thereafter on or prior to June 28, 2002 as may be agreed upon by the Company and you and the Other Purchasers. At the Closing the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $1,000,000 as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company at Bank of America, N.A., 730 15th Street, NW, Washington, DC 20005, Account Name: Commercial Settlements, Inc. Escrow Account, Account Number: 00-192-0587013, ABA No.: 054 001 204, Re: Advise David Nelson/CSI File: 020369/TREX. If at the Closing the Company shall fail to tender such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such non-fulfillment.

SECTION 4  Conditions to Closing.

     Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

     Section 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

     Section 4.2. Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Sections 10.1, 10.3, or 10.6 hereof had such Sections applied since such date.

     Section 4.3. Compliance Certificates.

             (a) Officer's Certificate. The Company shall have delivered to you an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

             (b) Secretary's Certificate. The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate and limited liability company, as the case may be, proceedings relating to the authorization, execution and delivery of the Notes and the Agreements.

     Section 4.4. Opinions of Counsel. You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing (a) from Hogan & Hartson, L.L.P., counsel for the Company, covering the matters set forth in
Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you), (b) from McDermott, Will & Emery, your special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as you may reasonably request, and (c) from counsel to the Collateral Agent substantially in the form set forth in Exhibit 4.4(c) and covering such matters incident to such transactions as you may reasonably request.

     Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of the Closing your purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System) and (c) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer's Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

     Section 4.6. Sale of Other Notes. Contemporaneously with the Closing the Company shall sell to the Other Purchasers and the Other Purchasers shall purchase the Notes to be purchased by them at the Closing as specified in Schedule A.

     Section 4.7. Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of your special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

     Section 4.8. Private Placement Number. A Private Placement Number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

     Section 4.9. Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or organization or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

     Section 4.10. Execution of Collateral Documents. On or prior to the Closing
Date:

             (a) the Company and the Collateral Agent shall have entered into and delivered the Collateral Documents in form and substance satisfactory to you and the Collateral Documents shall be in full force and effect and you shall have received true, correct and complete copies thereof; and

             (b) the Collateral Agent, the Bank Lender and you shall have entered into and delivered the Intercreditor and Collateral Agency Agreement dated as of the date hereof ("Intercreditor Agreement") and the Company shall have acknowledged the execution and delivery of the Intercreditor Agreement and the Intercreditor Agreement shall be in full force and effect and you shall have received true, correct and complete copies thereof.

     Section 4.11. Related Transactions. On or prior to the Closing:

             (a) the Company shall have consummated the sale of all of the Notes scheduled to be sold on the Closing Date pursuant to this Agreement; and

             (b) the Company and the Bank Lender shall have fully executed and delivered the Credit Agreement and all conditions to the effectiveness thereof shall have been consummated.

     Section 4.12. Filing and Recording. The Collateral Documents (and/or financing statements or similar notices thereof if and to the extent permitted by applicable law) shall have been recorded or filed for record in such public offices as may be deemed necessary or appropriate by you or your special counsel (or deposited fully completed and executed originals for recording or filing with an escrow agent in accordance with non-revocable instructions acceptable to counsel for the Collateral Agent and Holders) in order to perfect the Liens and security interests granted or conveyed thereby.

     Section 4.13. Funding Instructions. At least three (3) Business Days prior to the Closing, you shall have received written instructions executed by a Senior Financial Officer of the Company directing the manner of the payment of funds and setting forth (a) the name of the transferee bank, (b) such transferee bank's ABA number, (c) the account name and number into which the purchase price for the Notes is to be deposited and (d) the name and telephone number of the account representative responsible for verifying receipt of such funds.

     Section 4.14. Payment of Recording Fees, Charges and Taxes. All fees, charges and taxes in connection with the recordation or filing and re-recordation or re-filing of the Collateral Documents and any other agreement or instrument, financing statement or any publication of notice required to be filed or recorded to protect the validity of the Liens securing the obligations of the Notes shall have been paid in full or amounts sufficient to pay the same shall have been deposited with the title company.

     Section 4.15. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

SECTION 5  Representations and Warranties of the Company.

     The Company represents and warrants to you that:

     Section 5.1. Organization; Power and Authority. The Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Parent has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Collateral Documents and the Notes and to perform the provisions hereof and thereof. TREX LLC is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign limited liability company and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. TREX LLC has the limited liability company power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Collateral Documents and the Notes and to perform the provisions hereof and thereof.

     Section 5.2. Authorization, Etc. This Agreement, the Collateral Documents and the Notes have been duly authorized by all necessary corporate and limited liability company action on the part of the Company, and this Agreement and the Collateral Documents constitute, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 5.3. Disclosure. The Company, through its agent, SPP Capital Partners, LLC and BB&T Capital Markets, has delivered to you and each Other Purchaser a copy of a Confidential Private Placement Memorandum dated April 2002 (as amended or supplemented in writing, the "Memorandum"), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and the Subsidiaries. This Agreement, the Collateral Documents, the Memorandum, the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby, and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made; provided that no representation or warranty in addition to the representations or warranties set forth in Section 5.5 is made with respect to the financial projections of the Company and the Subsidiaries for the fiscal year ending December 31, 2002, which are set forth in the Memorandum under tab number VI. Except as disclosed in the Memorandum or as expressly described in Schedule 5.5, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since December 31, 2001, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or in the other documents, certificates and other writings delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

     Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates.

          (a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Affiliates, other than Subsidiaries, controlled by the Company or any Subsidiary and (iii) of the Company's directors and senior officers.

          (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4); provided, however, that with respect to Trex Wood Polymer Espana, S.L., the foregoing representation shall only apply to the extent such concepts are applicable under the laws of Spain.

          (c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

          (d) No Subsidiary is a party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or limited liability company law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any Subsidiary that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

     Section 5.5. Financial Statements; Financial Projections. The Company has delivered to each Purchaser copies of the consolidated financial statements of the Company and the Subsidiaries listed on Schedule 5.5. All of such consolidated financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and other adjustments described therein).

     The financial projections for the Company and its Subsidiaries for the fiscal year ending December 31, 2002 are set forth in the Memorandum under tab number VI. Such projections were prepared in good faith by the Company and were based on facts known to the Company on the date such financial projections were made and on assumptions that were reasonable and consistent with such facts. The Company has no reason to believe that such forecasts are unreasonable in any material respect.

     Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement, the Collateral Documents and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

     Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement, the Collateral Documents or the Notes, excluding those registrations and filings required in connection with the perfection of the Liens created pursuant to the Collateral Documents.

     Section 5.8. Litigation; Observance of Agreements, Statutes and Orders.

          (a) Except as set forth in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     Section 5.9. Taxes. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Company and its Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended December 31, 2000.

     Section 5.10. Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective properties owned by them that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after the date of such balance sheet (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases of properties leased to the Company and its Subsidiaries that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

     Section 5.11. Licenses, Permits, Etc.

          (a) Except as disclosed in Schedule 5.11 hereto, the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

          (b) To the best knowledge of the Company, no product of the Company infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person.

          (c) To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

     Section 5.12. Compliance with ERISA.

          (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

          (b) The Company has no Plans subject to the minimum funding rules of
Section 412 of the Code.

          (c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

          (d) The expected postretirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

          (e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406(a) of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of your representation in
Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you.

     Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than you, the Other Purchasers and not more than 43 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance, offering, or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

     Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes and proceeds from the facilities available under the Credit

Agreement to repay in full its existing indebtedness to Wachovia Bank, National Association and for general corporate purposes. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of such Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of such Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such consolidated assets. As used in this Section 5.14, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in such Regulation U.

     Section 5.15. Existing Debt; Future Liens.

          (a) Schedule 5.15 sets forth a complete and correct list of all outstanding Debt of the Company and its Subsidiaries as of the Closing. Neither the Company nor any Subsidiary is in default, and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Subsidiary and no event or condition exists with respect to any Debt of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

          (b) Neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.3.

     Section 5.16. Foreign Assets Control Regulations, Etc. Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

     Section 5.17. Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

     Section 5.18. Environmental Matters. Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim, against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to you in writing,

             (a) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

             (b) neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

             (c) all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

     Section 5.19. Solvency of Company. After giving effect to the transactions contemplated herein and after giving due consideration to any rights of contribution (a) each of the Parent and TREX LLC have received fair consideration and reasonably equivalent value for the incurrence of its respective obligations under this Agreement and the Collateral Documents, (b) the fair value of the assets of each of the Parent and TREX LLC (both at fair valuation and at present fair saleable value) exceeds its respective liabilities, (c) each of the Parent and TREX LLC is able to and expects to be able to pay its respective debts as they mature, and (d) each of the Parent and TREX LLC has capital sufficient to carry on its business as conducted and as proposed to be conducted.

SECTION 6  Representations Of The Purchaser.

     Section 6.1. Purchase for Investment. You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act or applicable state securities laws and may be resold, pledged, transferred, or otherwise disposed of only if registered pursuant to the provisions of the Securities Act and applicable state securities laws or if an exemption from such registration is available, except under circumstances where neither such registration nor such an exemption is required by the Securities Act or applicable state securities laws, and that the Company is not required to register the Notes. You represent that (a) you are an "accredited investor" within the meaning of subparagraph
(a)(1), (2), (3) or (7) of Rule 501 of Regulation D under the Securities Act,
(b) you were not formed for the specific purpose of purchasing the Notes, and
(c) your principal offices and the offices at which you made your decision to purchase the Notes are located as the address specified opposite your name in Schedule A.

     Section 6.2. Source of Funds. You represent that at least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

             (a) the Source is an "insurance company general account" (as the term is defined in Prohibited Transaction Exemption ("PTE") 95-60 (issued July 12, 1995)) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the "NAIC Annual Statement")) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization, in the general account, do not exceed ten percent (10%) of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement filed with your state of domicile; or

             (b) the Source is a separate account that is maintained solely in connection with such Purchaser's fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

             (c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

             (d) the Source constitutes assets of an "investment fund" (within the meaning of Part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (d); or

             (e) the Source is a governmental plan; or

             (f) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (f); or

             (g) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

     As used in this Section 6.2, the terms "employee benefit plan", "governmental plan", and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 7  Information As To Company.

     Section 7.1. Financial and Business Information. The Company shall deliver to each holder of Notes that is an Institutional Investor:

             (a) Quarterly Statements -- within 45 days after the end of each quarterly fiscal period in each fiscal year of the Parent (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

                  (i) a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such quarter, and

                  (ii) consolidated statements of income, and cash flows of the Parent and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments and other adjustments described therein, provided that delivery within the time period specified above of copies of the Company's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);

             (b) Annual Statements -- within 90 days after the end of each fiscal year of the Parent, duplicate copies of,

                  (i) a consolidated balance sheet of the Parent and its Subsidiaries, as at the end of such year, and

                  (ii) consolidated statements of income, changes in stockholders' equity and cash flows of the Parent and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

              (A) an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

              (B) a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any such Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), provided that the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountant's certificate described in clause
     (B) above, shall be deemed to satisfy the requirements of this Section 7.1(b);

          (c) SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder of the Notes that is an Institutional Investor), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other written communications made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

          (d) Notice of Default or Event of Default -- promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed Default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

          (e) ERISA Matters -- promptly, and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

                  (i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

                  (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

                  (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

          (f) Notices from Governmental Authority -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

          (g) Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes that is an Institutional Investor.

     Section 7.2. Officer's Certificate. Each set of financial statements delivered to a holder of Notes pursuant to subparagraph (a) or subparagraph (b) of Section 7.1 shall be accompanied by a certificate of a Senior Financial Officer of the Parent setting forth:

          (a) Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.2 through Section 10.7 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

          (b) Event of Default -- a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

     Section 7.3. Inspection. The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

          (a) No Default -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

          (b) Default -- if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

SECTION 8  Prepayment Of The Notes.

     Section 8.1. Required Prepayments. On June 19, 2005 and on each June 19 thereafter to and including June 19, 2008, the Company will prepay $8,000,000.00 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes at 100% of the principal amount thereof and without payment of the Make Whole Amount or any premium, provided that upon any partial prepayment of the Notes pursuant to Section 8.2 or purchase of the Notes permitted by Section
8.6 the principal amount of each required prepayment of the Notes becoming due under this Section 8.1 on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase.

     Section 8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $1,000,000.00 of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

     Section 8.3. Change in Control.

          (a) Notice of Change in Control or Control Event. The Company will, within two Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to subparagraph (b) of this
Section 8.3. If a Change in Control has occurred, such notice shall contain and constitute an offer to purchase Notes as described in subparagraph (c) of this
Section 8.3 and shall be accompanied by the certificate described in subparagraph (g) of this Section 8.3.

          (b) Condition to Company Action. The Company will not take any action that consummates or finalizes a Change in Control unless (i) at least 30 days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to purchase Notes as described in subparagraph (c) of this Section 8.3, accompanied by the certificate described in subparagraph (g) of this Section 8.3, and (ii) contemporaneously with such action, it purchases all Notes required to be purchased in accordance with this
Section 8.3.

          (c) Offer to Purchase Notes. The offer to purchase Notes contemplated by subparagraphs (a) and (b) of this Section 8.3 shall be an offer to purchase, in accordance with and subject to this Section 8.3, all, but not less than all, of the Notes held by each holder (in this case only, "holder" in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the "Proposed Purchase Date"). If such Proposed Purchase Date is in connection with an offer contemplated by subparagraph (a) of this Section 8.3, such date shall be not less than 30 days and not more than 60 days after the date of such offer (if the Proposed Purchase Date shall not be specified in such offer, the Proposed Purchase Date shall be the 45th day after the date of such offer).

          (d) Acceptance. A holder of Notes may accept or reject in whole or in part the offer to purchase made pursuant to this Section 8.3 by causing a written notice of such acceptance or rejection to be delivered to the Company at least 15 days prior to the Proposed Purchase Date. A failure by a holder of Notes to respond to an offer to purchase made pursuant to this Section 8.3 shall be deemed to constitute an acceptance of such offer by such holder.

          (e) Purchase. Purchase of the Notes to be purchased pursuant to this
Section 8.3 shall be at 100% of the principal amount of such Notes, plus the Make-Whole Amount determined as of the date of purchase with respect to such principal amount, together with interest on such Notes accrued to the date of purchase. On the Business Day preceding the date of purchase, the Company shall deliver to each holder of Notes being purchased a statement showing the Make-Whole Amount due in connection with such purchase and setting forth the details of the computation of such amount. The purchase shall be made on the Proposed Purchase Date.

          (f) Deferral Pending Change in Control. The obligation of the Company to purchase Notes pursuant to the offers required by subparagraph (b) and accepted in accordance with subparagraph (d) of this Section 8.3 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control does not occur on or prior to the Proposed Purchase Date in respect thereof, the purchase shall be deferred in accordance with the terms and provisions of this clause (f) until and shall be made on the date on which such Change in Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of purchase, (ii) the date on which such Change in Control and the purchase are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.3 in respect of such Change in Control shall be deemed rescinded). The deferred purchase of the Notes by the Company pursuant to this clause (f) is conditioned upon the payment by the Company to the holders who accept such purchase offer pursuant to this Section 8.3 of all losses, expenses, liabilities and costs suffered by such holder as a result of the deferral of such purchase in connection with any hedging contract or position entered into by such holder in reliance on the determination of the original Proposed Purchase Date (the "Deferred Payment Hedging Loss"). Such Deferred Payment Hedging Loss, if any, shall be reasonably determined and established by such holder and a reasonable explanation of the same shall be communicated to the Company. Such Deferred Payment Hedging Loss shall be due and payable on the deferred Proposed Purchase Date. In addition, if such Change in Control is so deferred, the Company shall recalculate the Make-Whole Amount due in connection with such Change in Control pursuant to the terms of clause (e) above with respect to the deferred Proposed Purchase Date.

          (g) Officer's Certificate. Each offer to purchase the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying:
(i) the Proposed Purchase Date; (ii) that

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

such offer is made pursuant to this Section 8.3; (iii) the principal amount of each Note offered to be purchased; (iv) the estimated Make-Whole Amount due in connection with such purchase (calculated as if the date of such notice were the date of the purchase) setting forth the details of such computation; (v) the interest that would be due on each Note offered to be purchased, accrued to the Proposed Purchase Date; (vi) that the conditions of this Section 8.3 have been fulfilled; and (vii) in reasonable detail, the nature and date or proposed date of the Change in Control.

          (h)     Definitions.

     "Change in Control" shall be deemed to have occurred if any "person" (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or persons constituting a Group, other than any one or more of the Management Stockholders, becomes the "beneficial owner" (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the date of the Closing), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the Parent's Voting Stock.

     "Control Event" means:

                  (i) the execution by the Company or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change of Control,

                  (ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or

                  (iii) the making of any written offer by any "person" (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or persons constituting a Group to the holders of the common stock of the Parent, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

     "Group" shall mean any group of "persons" (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) constituting a "group" for the purposes of Section 13(d) of the Exchange Act, or any successor provision.

     Section 8.4. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

     Section 8.5. Maturity; Surrender, Etc. In the case of each prepayment or purchase of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid or purchased shall mature and become due and payable on the date fixed for such prepayment or purchase, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid, purchased or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid or purchased principal amount of any Note.

     Section 8.6. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the purchase, payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

     Section 8.7. Make-Whole Amount. The term "Make-Whole Amount" means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

     "Called Principal" means, with respect to any Note, the principal of such Note that is to be prepaid or purchased pursuant to Section 8.2 or Section 8.3 or has become or is declared to be immediately due and payable pursuant to
Section 12.1, as the context requires.

     "Discounted Value" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

     "Reinvestment Yield" means, with respect to the Called Principal of any Note, .50% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated the "PX Screen" on the Bloomberg Financial Markets Service Screen (or such other display as may replace "PX Screen" on Bloomberg Financial Markets Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or
(ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life.

     "Remaining Average Life" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

     "Remaining Scheduled Payments" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment or purchase of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2, 8.3 or 12.1.

     "Settlement Date" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid or purchased pursuant to Section 8.2 or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

SECTION 9  Affirmative Covenants.

     The Company covenants that so long as any of the Notes are outstanding:

     Section 9.1. Compliance with Law. The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     Section 9.2. Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

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

     Section 9.3. Maintenance of Properties. Except as may be otherwise permitted under Section 10.7, the Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     Section 9.4. Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

     Section 9.5. Corporate Existence, Etc. Except as may be otherwise permitted under Section 10.2, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.2 and 10.7, the Company will at all times preserve and keep in full force and effect the corporate, limited liability company, or partnership existence of each of its Subsidiaries and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

     Section 9.6. New Subsidiaries. The Company will:

          (a) cause each and every Material Subsidiary acquired or established subsequent to the date of this Agreement to execute and deliver a Material Subsidiary Guaranty to the Holders pursuant to which each such Material Subsidiary shall guarantee the payment of all amounts payable by the Company hereunder and under the Notes and the performance of all obligations of the Company hereunder and under the Notes, along with such additional Collateral Documents to secure its obligations under the Material Subsidiary Guaranty to the Holders and such other documentation as may be reasonably requested by Holders of the Notes, in form and substance reasonably acceptable to Holders of the Notes;

          (b) in connection with the delivery of the Material Subsidiary Guaranty and the relevant Collateral Documents, the Company shall cause each Material Subsidiary

     Guarantor to deliver to each Holder of the Notes (i) such documents and evidence with respect to such Material Subsidiary Guarantor as any Holder may reasonably request in order to establish the existence and good standing of such Material Subsidiary Guarantor and evidence that the Board of Directors of such Material Subsidiary Guarantor has adopted resolutions authorizing the execution and delivery of the Material Subsidiary Guaranty and the Collateral Documents to which such Material Subsidiary Guarantor will become a party, (ii) evidence that the Material Subsidiary Guaranty and the relevant Collateral Documents do not violate any of such Material Subsidiary Guarantor's outstanding debt instruments in the form of (A) a certificate from such Material Subsidiary Guarantor to such effect, (B) consents or approvals of the holder or holders of any Security, and/or (C) amendments of agreements pursuant to which any Security may have been issued, all as may be reasonably deemed necessary by the Holders to permit the execution and delivery of the Material Subsidiary Guaranty and the Collateral Documents to which such Material Subsidiary Guarantor is a party, (iii) a certificate of such Material Subsidiary containing representations and warranties substantially similar to the representations and warranties as are set forth in Section 5 hereof applicable to such Material Subsidiary Guarantor and such other certificates or other evidence as any Holder may reasonably request to establish that the transactions contemplated by the Material Subsidiary Guaranty and the Collateral Documents to which such Material Subsidiary Guarantor is a party shall not subject any such Material Subsidiary Guarantor to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, (iv) an opinion of independent counsel (which opinion, in scope, form and substance, and counsel, shall be reasonably satisfactory to the Holders) and (v) all other documents and showings reasonably requested by the Holders in connection with the execution and delivery of the Material Subsidiary Guaranty and the Collateral Documents to which such Material Subsidiary Guarantor is a party, which documents shall be satisfactory in form and substance to the Holders and their special counsel, and each Holder shall have received a copy (executed or certified as may be appropriate) of all of the foregoing legal documents;

          (c) in addition to the other limitations contained in this Agreement, the Company will not permit any Material Subsidiary which is not a Material Subsidiary Guarantor at that time to be or become liable in respect of any other Guaranty after the date hereof; provided, however, that such Material Subsidiary may execute and deliver such subsequent Guaranty so long as the Company shall contemporaneously therewith cause such Material Subsidiary to execute and deliver, and such Material Subsidiary shall execute and deliver, to the Holders of the Notes, a Material Subsidiary Guaranty and all relevant Collateral Documents together with all other documents, agreement, certificates and opinions in compliance with the terms and provisions of this Section 9.6. It being the intent of this Section 9.6(c) that at all times the Company shall cause all Subsidiaries which have executed and delivered Guaranties to Holders of Funded Debt of the Company and/or any other Material Subsidiary to be Material Subsidiary Guarantors in accordance with and pursuant to the provisions of this Section 9.6; and

          (d) all reasonable out-of-pocket fees and expenses of the Holders of the Notes, including, without limitation, the reasonable fees and expenses of special counsel to the Holders of the Notes, incurred in connection with the execution and delivery of the

     Material Subsidiary Guaranty, the Collateral Documents and the related agreements and opinions described above shall be borne by the Company.

SECTION 10 Negative Covenants.

          The Company covenants that so long as any of the Notes are outstanding:

     Section 10.1. Transactions with Affiliates. The Company will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or Material group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or any Subsidiary), except in the ordinary course of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

     Section 10.2. Merger, Consolidation, Etc. Except as may be permitted under
Section 10.7, the Parent shall not, and shall not permit any Subsidiary to, consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person (except that a Subsidiary (including, without limitation, TREX LLC) may consolidate with or merge with, or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to (a) the Parent, or (b) a Wholly-owned Subsidiary of the Parent; provided that in any such transaction involving the Parent, such surviving entity shall be the Parent) unless:

            (i) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Company as an entirety, as the case may be, shall be solvent and shall be organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such successor, (1) such successor shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement, the Collateral Documents and the Notes and (2) shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

            (ii) immediately prior to and after giving effect to such transaction, (1) no Default or Event of Default shall have occurred and be continuing and (2) in any transaction not covered by clause (a) or (b) above, the surviving corporation would be permitted by the provisions of
     Section 10.6(d) to incur at least $1.00 of additional Funded Debt.

No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement or the Notes.

     Section 10.3. Liens. The Company will not, and will not permit any of its Subsidiaries to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any of its Subsidiaries to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

          (a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided payment thereof is not at the time required by
     Section 9.4;

          (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

          (c) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the incurrence of Debt, provided that such Liens do not, individually or in the aggregate, materially impair the use of the property encumbered by any such Lien in the operation of the business of the Company and its Subsidiaries, taken as a whole, or the value of the property so encumbered for the purposes of such business;

          (d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Subsidiaries;

          (e) Liens securing Debt of Subsidiary to the Company or to another Wholly-owned Subsidiary;

          (f) Liens securing Debt of the Company or any Subsidiary existing as of the date of Closing and reflected on Schedule 5.15 hereto and Liens securing any refinancing of any such Debt; provided that so long as (x) the principal amount of Debt so secured at the time of such refinancing is not increased, (y) such Liens apply only to the same property which was theretofore subject thereto, and (z) at the time of such refinancing, no Default or Event of Default shall have occurred and be continuing; and provided further that with respect to any refinancing or replacement of the Revolving Commitment under the Credit Agreement as in effect as of the Closing or any refinancing thereof, such replaced or refinanced revolving commitment is issued pursuant to a Qualified Replacement Credit Agreement;

          (g) Liens incurred after the Closing given to secure the payment of the purchase price incurred in connection with the acquisition, construction or improvement of fixed assets of the company, which Liens are incurred contemporaneously with or within 180 days after the payment of such purchase price of completion of such construction or improvement and Liens existing on fixed assets at the time of acquisition thereof or at the time of acquisition by the company of any business entity then owning such fixed assets whether by merger, consolidation or acquisition of substantially all of its assets, and whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach, provided that (i) the Lien shall attach solely to the fixed assets acquired, constructed or improved, (ii) at the time of acquisition, construction or improvement of such fixed assets, the aggregate amount remaining unpaid on all Debt secured by such Liens on such fixed assets whether or not assume by the Company shall not exceed an amount equal to 100% of the lesser of the total purchase price or fair market value at the time of acquisition, construction or improvement of such fixed assets (as determined in good faith by the Board of Directors of the Company where the total purchase price or fair market value is in excess of $1,000,000 and as determined in good faith by senior management of the Company where the total purchase price or fair market value is $1,000,000 or less), and (iii) all Debt secured by such Liens shall be have incurred within the applicable limitations of this Agreement including, without limitation, Section 10.6(d);

          (h) any interest or title of a lessor in property subject to any Capital Lease or Operating Lease;

          (i)      Liens created or permitted under the Collateral Documents;

          (j) prior to a Permitted Collateral Release, in addition to the Liens permitted under Section 10.3(a) through (i) and (k) and (l), Liens securing Collateral Pool Debt; provided that all such Collateral Pool Debt secured by Liens incurred pursuant to this clause (j) will not exceed $20,000,000 in aggregate principal amount outstanding at any time;

          (k) in addition to the Liens permitted under Section 10.3(a) through (j) and (l), Liens securing Debt that does not exceed $250,000 in the aggregate; and

          (l) in addition to the Liens permitted under Section 10.3(a) through (k), Liens securing Debt of the Company or any Subsidiary incurred within the limitations of Section 10.6(e).

     Section 10.4. Consolidated Adjusted Net Worth. The Company will at all times keep and maintain Consolidated Adjusted Net Worth at an amount not less than the sum of (a) $70,000,000 plus (b) 25% of Consolidated Net Earnings computed on a cumulative basis for each of the elapsed fiscal years ending after December 31, 2001; provided that notwithstanding that Consolidated Net Earnings for any elapsed fiscal year may be a deficit figure, no reduction as a result thereof shall be made in the sum to be maintained pursuant hereto.

     Section 10.5. Cash Flow Fixed Charge Coverage Ratio. The Company will keep and maintain the ratio of Consolidated Cash Flow to Consolidated Fixed Charges calculated on a Rolling Four Quarter Pro Forma Basis at not less than 2.0 to 1.00.

     Section 10.6. Limitations on Funded Debt. The Company will not, and the Company will not permit any Subsidiary to, create, assume, guarantee or otherwise incur or in any manner become liable in respect of any Funded Debt except:

          (a)      Funded Debt evidenced by the Notes;

          (b) Funded Debt of the Parent and its Subsidiaries outstanding as of the date of this Agreement and described on Schedule 5.15 hereto or any extension, renewal or refunding of any Funded Debt without increase in the principal amount thereof at the time of such extension, renewal or refunding;

          (c) Funded Debt incurred pursuant to the Credit Agreement or pursuant to a Qualified Replacement Credit Agreement to the extent that such Qualified Replacement Credit Agreement shall not result in an increase in the principal amount of the Revolving Commitment under and pursuant to the Credit Agreement as in effect as of the Closing;

          (d) additional Funded Debt of the Parent and of its Subsidiaries incurred after the Closing, provided, however, that Consolidated Funded Debt shall not exceed 60% of Consolidated Total Capitalization, determined at the end of the immediately preceding fiscal quarter; and

          (e) additional Priority Debt, provided, however, that the Company will not at any time permit the aggregate amount of outstanding Priority Debt to exceed an amount equal to 15% of Consolidated Adjusted Net Worth, determined at the end of the immediately preceding fiscal quarter.

Any Person which becomes a Subsidiary after the date hereof shall for all purposes of this Section 10.6 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary all Debt of such Person existing immediately after it becomes a Subsidiary.

     Section 10.7. Sale of Assets, Etc. The Company shall not, and shall not permit any Subsidiary thereof to, sell, lease, transfer or otherwise dispose of assets (except assets sold in the ordinary course of business for fair market value and except as provided in Section 10.2(b)); provided that the foregoing restrictions do not apply to:

          (a) the sale, lease, transfer or other disposition of assets of a Subsidiary to the Parent or to a Wholly-Owned Subsidiary;

          (b) subject to the provisions of Section 10.2 hereof, the transfer to a Wholly-Owned Subsidiary created by TREX LLC or the Parent of all patents, trademarks, copyrights and other intellectual property of the Company, and the licensure of such intellectual property to the Company;

          (c) the disposition of used, worn-out or obsolete equipment for no (or nominal) consideration if deemed prudent in the reasonable business judgment of the Company;

          (d) the termination of the corporate or other existence of DENPLAX, S.A. and the Company's surrender of the Company's equity interest in DENPLAX, S.A., provided that no Default or Event of Default has occurred or would occur as a result of such termination of existence and surrender of equity interest and further provided that such termination of existence and surrender of equity interest is deemed prudent in the reasonable business judgment of the Company; or

          (e) the sale of assets for cash or other property to a person or persons if all the following conditions are met:

                 (i) such assets (valued at net book value) do not, together with all other assets of the Company and its Subsidiaries previously disposed of during the period from the date of this Agreement to and including the date of the sale of such assets (other than in the ordinary course of business), exceed 25% of Consolidated Total Assets, determined at the end of the immediately preceding fiscal quarter; and

                 (ii) immediately prior to and after the consummation of the transaction and prior to and after giving effect thereto (A) no Default or Event of Default would exist and (B) the Company would be permitted by the provisions of Section 10.6(d) to incur at least $1.00 of additional Funded Debt;

provided, however, that for the purposes of the foregoing calculation, there shall not be included any assets to the extent that the net proceeds of the sale of such assets were or are applied (or are committed to be applied, and are thereafter actually applied within 90 days after the end of the 365 day period) within 365 days of the date of sale of such assets to either (A) the acquisition of fixed assets useful and intended to be used in the operation of the business of the Company and its Subsidiaries as described in Section 10.8 and having a fair market value (as determined in good faith by the board of directors of the Company for assets having a fair market value in excess of $1,000,000 and as determined in good faith by senior management of the Company for assets having a fair market value of $1,000,000 or less) at least equal to that of the net proceeds applied from the sale of the assets so disposed of or (B) (1) prior to the occurrence of a Permitted Collateral Release or at any time when any of the Collateral Documents are in full force and effect, to the prepayment of Secured Obligations on a pro rata basis, and (2) after the occurrence of a Permitted Collateral Release, to the prepayment of Funded Debt which is not subordinated to the Notes on a pro rata basis. It is understood and agreed by the Company that any such proceeds paid and applied to the prepayment of the Notes as hereinabove provided shall be prepaid as and to the extent provided in Section 8.2.

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

     Section 10.8. Line of Business. The Company will not, and will not permit any of its Subsidiaries to, engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum.

SECTION 11 Events Of Default.

     An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

          (a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

          (b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

          (c) the Company defaults in the performance of or compliance with any term contained in Sections 10.3 through 10.7; or

          (d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (d) of Section 11); or

          (e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

          (f) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt that is outstanding in an aggregate principal amount of at least $1,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Debt without regard to any waiver, amendment or modification thereof as a result of an anticipated default thereunder in an aggregate outstanding principal amount of at least $1,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of payment and such default has continued for 60 consecutive days from the occurrence thereof, or (iii) as a consequence of the occurrence or continuation of any event or condition, which is not cured, remedied, or waived for a period of up to 60 days from the occurrence of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests),
     (x) the Company or any Subsidiary has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $1,000,000, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Debt; or

          (g) the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors,
     (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

          (h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

          (i) a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 45 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 45 days after the expiration of such stay; or

          (j) (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $1,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to

        Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

             (k) the Parent or TREX LLC defaults in the performance of or compliance with any term contained in the Collateral Documents, and such default continues beyond any period of grace in respect thereof, or any Collateral Document ceases to be in full force and effect as a result of acts taken by the Company or any Subsidiary, except in connection with a Permitted Collateral Release, or any Collateral Document is declared to be null and void in whole or in material part by a court or other governmental or regulatory authority having jurisdiction or the validity or enforceability of any Collateral Document shall be contested by the Parent or TREX LLC or the Parent or TREX LLC renounces any Collateral Document or denies that it has any or further liability under any Collateral Document.

As used in Section 11(j), the terms "employee benefit plan" and "employee welfare benefit plan" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 12 Remedies On Default, Etc.

        Section 12.1. Acceleration. If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable. If any other Event of Default has occurred and is continuing the Required Holders at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable. If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable. Upon any Notes becoming due and payable under this
Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (i) all accrued and unpaid interest thereon and (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

        Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

        Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to the second or third sentence of Section 12.1, the holders of not less than 66-2/3% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to
Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

        Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

SECTION 13 Registration; Exchange; Substitution Of Notes.

        Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor, promptly upon written request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

        Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in
Section 6.

        Section 13.3. Replacement of Notes. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

                (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another Institutional Investor holder of a Note with a minimum net worth of at least $50,000,000, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

                (b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14 Payment Of Notes.

        Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of The Chase Manhattan Bank in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

        Section 14.2. Home Office Payment. So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section
14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole

Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.

SECTION 15 Expenses, Etc.

        Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of your special counsel referred to in Section 4.4(b)) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Collateral Documents, the Notes, or the Intercreditor Agreement (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Collateral Documents, the Notes, or the Intercreditor Agreement, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Collateral Documents, the Notes, or the Intercreditor Agreement, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

        Section 15.2. Survival. The obligations of the Company under this
Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

SECTION 16 Survival Of Representations And Warranties; Entire Agreement.

        All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17 Amendment And Waiver.

        Section 17.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

        Section 17.2. Solicitation of Holders of Notes.

             (a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

             (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof or of the Notes unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding whether or not such holder consented to such waiver or amendment.

        Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

        Section 17.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18 Notices.

        All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

                (a) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

                (b) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

                (c) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19 Reproduction of Documents.

        This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20 Confidential Information.

        For the purposes of this Section 20, "Confidential Information" means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified in writing when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any Person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under
Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes) and provided that such Persons shall receive Confidential Information subject to the Confidentiality provisions of this Section 20, (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee or any holder that shall have previously delivered such a confirmation), such holder will confirm in writing that it is bound by the provisions of this Section 20.

SECTION 21 Substitution of Purchaser.

        You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word "you" is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "you" is used in this Agreement (other than in this Section
21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

SECTION 22 Release of Collateral.

        You and each subsequent holder of a Note agree to release any Collateral from the Collateral Documents at such time as either (a) the Bank Lender releases such Collateral from the Collateral Documents with respect to Revolving Credit Loan Obligations; or (b) all amounts due and owing under the Credit Agreement as in effect on the Closing or as amended (but not refinanced or replaced) with respect to the Revolving Credit Loan Obligations is paid in full and the Company shall not have executed and delivered a Qualified Replacement Credit Agreement and no other holder of Debt of the Company shall have required that the Collateral be pledged to secured such Debt; provided, however, that you and each subsequent holder will not be required to release any Collateral from the Collateral Documents under the circumstances contemplated herein if a Default or Event of Default has occurred and is continuing. Your obligation to release any Collateral from the Collateral Documents is conditioned upon your prior receipt of a certificate from a Senior Financial Officer of the Company stating that the circumstances and conditions described in this Section 22 have occurred and have been satisfied.

        If at any time subsequent to the release above, the Bank Lender or any other holder of Debt requires that the Collateral be pledged or repledged to secure the Company's obligations under the Credit Agreement or such other evidence of Debt, the Company shall grant a first perfected security interest in the Collateral to the Noteholders, in addition to any such party. In addition to the execution of a valid Security Agreement in the form of Exhibit 4.10 hereto, the Company shall provide to you and the Other Purchasers and you and the Other Purchasers shall have received the following, in form and substance satisfactory to you and the Other Purchasers:

                  (i) evidence that all filings, registrations and recordings have been made in the appropriate governmental offices, and all other action has been taken, which shall be necessary to create, in favor of the Collateral Agent on behalf of the Secured Parties, a perfected first priority Lien on the Collateral, including evidence of filing of completed UCC-1 financing statements, in each case in the appropriate governmental offices;

                  (ii) the results, dated as of a recent date prior to the filing date, of searches conducted in the UCC filing records in each of the governmental offices in each jurisdiction in which Collateral is located, which shall have revealed no Liens with respect to any of the Collateral;

                  (iii) an opinion of counsel for the Company in form and substance satisfactory to you and the Other Purchasers in your reasonable discretion regarding the transactions contemplated thereby; and

                  (iv) such due diligence and resolutions or other authorizations from the Company reasonably acceptable to you and the Other Purchasers.

SECTION 23 Miscellaneous.

        Section 23.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

        Section 23.2. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

        Section 23.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

        Section 23.4. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

        Section 23.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

        Section 23.6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

                                     * * * *

        If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                      Very truly yours,

                                      Trex Company, Inc.

                                      By:  /s/ Anthony J. Cavanna
                                         ---------------------------------------
                                      Name: Anthony J. Cavanna
                                           -------------------------------------
                                      Title: Executive Vice President and Chief
                                            ------------------------------------
                                              Financial Offier
                                            ------------------------------------


                                      TREX Company, LLC

                                      By:  /s/ Anthony J. Cavanna
                                         ---------------------------------------
                                      Name: Anthony J. Cavanna
                                           -------------------------------------
                                      Title: Executive Vice President and Chief
                                            ------------------------------------
                                              Financial Offier
                                            ------------------------------------

The foregoing is hereby agreed to as of the date thereof.

Teachers Insurance and Annuity
  Association of America

By:     /s/ John Goodreds
        --------------------------------------
Name:   John Goodreds
        --------------------------------------
Title:  Associate Director--Private Placements
        --------------------------------------

The foregoing is hereby agreed to as of the date thereof.

Nationwide Life Insurance Company


By:     /s/ Joseph P. Young
        ---------------------------------------
Name:   Joseph P. Young
        ---------------------------------------
Title:  Credit Officer--Fixed Income Securities
        ---------------------------------------

The foregoing is hereby agreed to as of the date thereof.

Nationwide Life And Annuity Insurance Company


By:     /s/ Joseph P. Young
        ---------------------------------------
Name:   Joseph P. Young
        ---------------------------------------
Title:  Credit Officer--Fixed Income Securities
        ---------------------------------------

The foregoing is hereby agreed to as of the date thereof.

AMCO Insurance Company


By:     /s/ Joseph P. Young
        ---------------------------------------
Name:   Joseph P. Young
        ---------------------------------------
Title:  Credit Officer--Fixed Income Securities
        ---------------------------------------

The foregoing is hereby agreed to as of the date thereof.

Nationwide Mutual Insurance Company


By:     /s/ Joseph P. Young
        ---------------------------------------
Name:   Joseph P. Young
        ---------------------------------------
Title:  Credit Officer--Fixed Income Securities
        ---------------------------------------

The foregoing is hereby agreed to as of the date thereof.

Great-West Life & Annuity Insurance Company

By:     /s/ Wayne T. Hoffman
        ---------------------------------------
Name:   Wayne T. Hoffman
        ---------------------------------------
Title:  Senior Vice President--Investments
        ---------------------------------------


By:     /s/ Tad Anderson
        ---------------------------------------
Name:   Tad Anderson
        ---------------------------------------
Title:  Manager--Investments
        ---------------------------------------

                                                                      Schedule B

                                  DEFINED TERMS

     As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

     "Affiliate" means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

     "Bank Lender" means Branch Banking and Trust Company of Virginia, a Virginia banking corporation, its successors or assigns in its capacity as lender under and pursuant to the Credit Agreement and the term "Bank Lender" shall include all Qualified Replacement Bank Lenders.

     "Business" is defined in Section 10.8.

     "Business Day" means (a) for the purposes of Section 8.7 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in Richmond, Virginia are required or authorized to be closed.

     "Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

     "Closing" is defined in Section 3.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

     "Collateral" means the property described in the Collateral Documents, and all other property now existing or hereafter acquired which may at any time be or become subject to a Lien in favor of the Collateral Agent for the benefit of the holders of the Notes pursuant to the Collateral Documents or otherwise, securing the payment and performance of the Notes and the other Secured Obligations.

     "Collateral Agent" means Branch Banking and Trust Company of Virginia, a Virginia banking corporation, its successors or assigns in its capacity as Collateral Agent under and pursuant to the Intercreditor Agreement and the Collateral Documents.

     "Collateral Documents" means the Security Agreement and any other agreement pursuant to which the Company or any other Person provides a Lien on its assets in favor of the Collateral Agent for the benefit of the Holders and all financing statements, fixture filings, patent, trademark and copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant thereto.

     "Collateral Pool Debt" means Debt of the Company (a) which is secured by the Collateral, (b) the obligees of which are parties to the Intercreditor Agreement and (c) the agreements evidencing such Debt contain a provision to release the Collateral from the security therefor substantially identical to the terms and provisions of Section 22 hereof.

     "Company" means, collectively, Trex Company, Inc., a Delaware corporation, and TREX Company, LLC, a Delaware limited liability company.

     "Confidential Information" is defined in Section 20.

     "Consolidated Adjusted Net Worth" means the sum of (a) Stockholders' Equity, (b) deferred taxes, (c) the LIFO Reserve, and (d) minority interests of the Parent and its Subsidiaries as reflected in the most recent consolidated balance sheet of the Parent as at the time of determination. Goodwill as reflected on the balance sheet of the Parent shall be included as part of Consolidated Adjusted Net Worth.

     "Consolidated Cash Flow" for any period means the sum of (a) Consolidated Net Earnings during such period plus (to the extent deducted in determining Consolidated Net Earnings) (b) all provisions for any Federal, state or local income taxes made by the Parent and its Subsidiaries during such period, (c) all provisions for depreciation and amortization (other than amortization of debt discount) made by the Parent and its Subsidiaries during such period, (d) Consolidated Fixed Charges during such period and (e) net extraordinary non-cash gains/losses not incurred in the ordinary course of business.

     "Consolidated Fixed Charges" for any period means Consolidated Interest Expense plus Consolidated Lease Expense.

     "Consolidated Funded Debt" means all Funded Debt of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP eliminating intercompany items.

     "Consolidated Interest Expense" means all Interest Expense of the Parent and its Subsidiaries, determined on a consolidated basis.

     "Consolidated Lease Expense" means all Lease Expense of the Parent and its Subsidiaries, determined on a consolidated basis.

     "Consolidated Net Earnings" for any period means the consolidated net earnings of the Company and its Subsidiaries for such period determined in accordance with GAAP, determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

          (a) any gains or losses on the sale or other disposition of Investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

          (b) the proceeds of any life insurance policy;

          (c) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

          (d) net earnings and losses of any corporation (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Parent or any Subsidiary, realized by such corporation prior to the date of such acquisition;

          (e) net earnings and losses of any corporation (other than a Subsidiary) with which the Parent or a Subsidiary shall have consolidated or amalgamated or which shall have merged into or with the Parent or a Subsidiary prior to the date of such consolidation, amalgamation or merger;

          (f) net earnings of any business entity (other than a Subsidiary) in which the Parent or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Parent or such Subsidiary in the form of cash distributions;

          (g) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Parent or any other Subsidiary;

          (h) earnings or losses resulting from any reappraisal, revaluation, write-up or write-down of assets;

          (i) any deferred or other credit representing any excess of, or any deficit representing any shortfall in, the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

          (j) any gain or loss arising from the acquisition of any Securities of the Parent or any Subsidiary;

          (k) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period; and

          (l) any other extraordinary gain or loss.

     "Consolidated Total Assets" means the total assets of the Parent and its Subsidiaries determined in accordance with GAAP.

     "Consolidated Total Capitalization" means the sum of Consolidated Adjusted Net Worth and Consolidated Funded Debt.

     "Credit Agreement" means the Credit Agreement dated as of June 19, 2002 between the Company and the Bank Lender, as such Credit Agreement may be amended, restated, renewed, or extended and the term "Credit Agreement" shall include a Qualified Replacement Credit Agreement.

     "Debt" with respect to any Person means, at any time, without duplication,

          (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock or Preferred Stock redeemable at the option of the holder thereof;

          (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

          (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

          (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

          (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

          (f) Swaps of such Person; and

          (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

     "Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

     "Default Rate" means that rate of interest that is the greater of (a) 2.00% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (b) 2.00% over the rate of interest publicly announced by [name of reference bank] in New York, New York as its "base" or "prime" rate.

     "Deferred Payment Hedging Loss" is defined in Section 8.3(f).

     "DENPLAX Agreement" means the Addenda to Business Agreement and Shareholder Contract dated April 26, 2000 between Empresa de Gestion Medioambiental, S.A., Trex Company, Inc., Sorema, S.A., RIH Recycling Industries Holding, S.A., and DENPLAX, S.A.

     "Domestic Subsidiary" means a Subsidiary or Affiliate (excluding TREX LLC) that is a corporation, limited liability company, partnership or other legal entity or joint venture organized or formed under the laws of any State of the United States or the District of Columbia.

     "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

     "Event of Default" is defined in Section 11.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

     "Funded Debt" means all Debt of any Person which would, in accordance with GAAP, constitute long term Debt including, but not limited to: (a) any Debt with a maturity of more than one year after the creation of such Debt, (b) any Debt outstanding under a revolving credit or similar agreement providing for borrowings (and renewals and extensions thereof) which pursuant to its terms would constitute long term Debt in accordance with GAAP, (c) any Capital Lease obligation and (d) any Guaranty with respect to Funded Debt of another person; provided that in the determination of Funded Debt of the Parent or any Subsidiary thereof, there shall not be included Debt of the Parent and any Subsidiary thereof outstanding under any revolving credit agreement or similar agreement if during the 365-day period immediately preceding the date of any such calculation of Funded Debt, there shall have been a period of at least 30 consecutive days on each day of which Debt of the Parent and any Subsidiary thereof outstanding under such revolving credit agreement is equal to zero by virtue, and solely by virtue, of such Debt having been paid from general corporate funds of the Parent and any Subsidiary thereof and not from funds borrowed by the Parent and any Subsidiary thereof pursuant to any other agreement for the purpose of paying such Debt.

     "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

     "Governmental Authority" means

              (a)     the government of

                            (i) the United States of America or any State or other political subdivision thereof, or

                            (ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

              (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

     "Guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection or the DENPLAX Agreement) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

              (a) to purchase such Debt or obligation or any property constituting security therefor;

              (b) to advance or supply funds (i) for the purchase or payment of such Debt or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation;

              (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or

              (d) otherwise to assure the owner of such Debt or obligation against loss in respect thereof.

In any computation of the Debt or other liabilities of the obligor under any Guaranty, the Debt or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

     "Hazardous Material" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polycholorinated biphenyls).

     "holder" means, with respect to any Note, the Person in whose name such
Note is registered in the register maintained by the Company pursuant to Section 13.1.

     "Institutional Investor" means (a) any original purchaser of a Note, (b) any holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

     "Intercreditor Agreement" is defined in Section 4.10.

     "Interest Expense" of the Parent and its Subsidiaries for any period means all interest expense (including the interest component on Rentals on Capital Leases) determined in accordance with GAAP and all amortization of debt discount (excluding debt discount with respect to the "Warrant" as defined in the Credit Agreement) and expense on any particular Debt (including, without limitation, payment-in-kind, zero coupon and other like securities) for which such calculations are being made. Computations of Interest Expense on a pro forma basis for Debt having a variable interest rate shall be calculated at the rate in effect on the date of any determination.

     "Investments" means all investments, in cash or by delivery of property, made directly or indirectly in any property or assets or in any Person, whether by acquisition of shares of capital stock, Debt or other obligations or securities or by loan, advance, capital contribution or otherwise; provided that "Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

     "Lease Expense" of the Parent and its Subsidiaries for any period means all lease expenses (excluding the interest component on Rentals on Capital Leases) determined in accordance with GAAP.

     "LIBOR" shall have the meaning assigned thereto in the Credit Agreement.

     "Lien" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

     "LIFO Reserve" means the difference between (a) inventory at the lower of LIFO cost or market and (b) inventory at replacement cost (as measured by the Company using average costs) or market, all as computed in accordance with GAAP.

     "Make-Whole Amount" is defined in Section 8.7.

     "Management Stockholder Affiliates" mean, at any time, and with respect to any Person who is a Management Stockholder any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such Management Stockholder. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Management Stockholders" means Robert G. Matheny, Anthony J. Cavanna, Andrew W. Ferrari, Roger A. Wittenberg, Harold F. Monahan, Paul D. Fletcher, Joseph L. Bradford, William R. Gupp, and David W. Jordan and their respective Management Stockholder Affiliates, individually and collectively.

     "Material" means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

     "Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Parent and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

     "Material Subsidiary" means collectively each Domestic Subsidiary that is a member of the Material Subsidiary Group.

     "Material Subsidiary Group" as of any date means either (a) the smallest number of Domestic Subsidiaries that account for (or in the case of a recently formed or acquired Domestic Subsidiary would so account for on a pro forma historical basis), when combined with the Company, at least 90% of Consolidated EBITDA for either of the two most recently ended fiscal years of the Company, or
(b) the smallest number of Domestic Subsidiaries that account for (or in the case of a recently formed or acquired Domestic Subsidiary would so account for on a pro forma historical basis), when combined with the Company, at least 90% of Consolidated Adjusted Net Worth for either of the two most recently ended fiscal years of the Company; provided that any Domestic Subsidiary that accounts for (or in the case of a recently formed or acquired Domestic Subsidiary would so account for on a pro forma historical basis) 7-1/2% of either Consolidated EBITDA for either of the two most recently ended fiscal years of the Company or Consolidated Adjusted Net Worth for either of the past two most recently ended fiscal years of the Company, shall be included in the Material Subsidiary Group.

     "Memorandum" is defined in Section 5.3.

     "Minority Interests" means any shares of stock of any class of a Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Parent and/or one or more of its Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting Preferred Stock at the voluntary or involuntary liquidating value of such Preferred Stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in Preferred Stock.

     "Multiemployer Plan" means any Plan that is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

     "Notes" is defined in Section 1.

     "Officer's Certificate" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

     "Other Purchasers" is defined in Section 2.

     "Parent" means Trex Company, Inc., a Delaware corporation.

     "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

     "Permitted Collateral Release" means a release of all of the Collateral from the lien of the Collateral Documents in accordance with the terms and provisions of Section 22.

     "Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

     "Plan" means an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

     "Preferred Stock" means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

     "Priority Debt" means (a) Funded Debt of any Subsidiary (other than TREX
LLC) plus (without duplication) (b) Funded Debt of the Company or any Subsidiary which is incurred after Closing secured by a Lien under and pursuant to Section 10.3(l). Without limitation of the foregoing, Real Estate Term Loan 4 (as defined in the Credit Agreement) shall be considered to be Priority Debt.

     "Pro Forma Basis" means, for any period of determination thereof, without duplication,

     (a) if the Company or any Subsidiary has issued any Debt excluding borrowings under the Revolving Credit Facility as defined in the Credit Agreement made in the ordinary course of business and not in connection with or in view of or in anticipation of any acquisition of assets or the making of any Investment since the beginning of such period that remains outstanding on the last day of such period or if the transaction giving rise to the need to calculate Consolidated Cash Flow or Consolidated Fixed Charges is an issuance of Debt, or both, Consolidated Cash Flow and Consolidated Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been issued on the first day of such period;

     (b) if since the beginning of such period the Company or any Subsidiary (by merger or otherwise) shall have made an Investment in any of the Company's Subsidiaries (or any Person which becomes a Subsidiary of the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated Cash Flow and Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto (including the issuance of any Debt) as if such Investment or acquisition occurred on the first day of such period;

     (c) there shall be excluded from Consolidated Fixed Charges any Consolidated Fixed Charges related to any amount of Debt that was outstanding during such period or thereafter but that is not outstanding or is to be repaid on the date of determination; and

     (d) with respect to any such period commencing prior to any proposed acquisition, the proposed acquisition shall be deemed to have taken place on the first day of such period.

     For purposes of this definition, whenever Pro Forma Basis is to be applied to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Fixed Charges associated with any Debt issued in connection therewith, pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company, which determination shall, if the Required Holders so request, be confirmed by the independent accountants of the Company.

     If any Debt bears a floating rate of interest and is being applied on a Pro Forma Basis, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate agreement applicable to such Debt if such interest rate agreement has a remaining term in excess of twelve months).

     "property" or "properties" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

     "QPAM Exemption" means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

     "Qualified Replacement Credit Agreement" means an agreement (and all amendments, restatements, supplements and modifications thereof) under and pursuant to which Debt of the Company is issued and which satisfies the following conditions: (a) the Debt issued thereunder shall be revolving in nature; (b) the covenants and events of default contained therein shall be not more onerous than those set forth in the Credit Agreement as in effect on the Closing; (c) the interest rates (including default interest rates), or if such rates are imposed by reference to LIBOR or some other reference rate, the margins over LIBOR or such other reference rate, imposed therein shall be not higher than 100 basis points over the comparative rates set forth in the Credit Agreement as in effect on the Closing, (d) such Debt is secured by the Collateral under and pursuant to the Collateral Documents, (e) the obligees of such Debt are parties to the Intercreditor Agreement, and (f) the Credit Agreement in effect on the date hereof as may have been amended, renewed or extended shall have been terminated and all amounts due thereunder shall have been paid in full.

     "Qualified Replacement Bank Lender" means any and all lenders which are parties to a Qualified Replacement Credit Agreement.

     "Required Holders" means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

     "Responsible Officer" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

     "Rolling Four Quarters" means a period of four consecutive fiscal quarters treated as a single accounting period.

     "Secured Obligations" has the meaning set forth in the Intercreditor Agreement.

     "Secured Parties" has the meaning set forth in the Intercreditor Agreement.

     "Securities Act" means the Securities Act of 1933, as amended from time to time.

     "Security" has the meaning set forth in section 2(l) of the Securities Act of 1933, as amended.

     "Security Agreement" means the Security Agreement between the Company and the Collateral Agent, in substantially the form of Exhibit 4.10 attached hereto.

     "Senior Financial Officer" means the chief financial officer, principal accounting officer, treasurer, comptroller or vice-president of finance of the Company.

     "Stockholders' Equity" means, as of the date of any determination thereof the amount of the capital stock accounts (net of treasury stock, at cost) plus (or minus in the case of a deficit) the surplus in retained earnings of the Parent and its Subsidiaries as determined in accordance with GAAP.

     "Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

     "Swaps" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

     "TREX LLC" means TREX Company, LLC, a Delaware limited liability company.

     "Voting Stock" means, with respect to any Person, capital stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "Wholly-Owned Subsidiary" means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors' qualifying shares or investments by foreign nationals mandated by applicable law) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-Owned Subsidiaries at such time.

                                 [FORM OF NOTE]


                               Trex Company, Inc.
                                Trex Company, LLC

                   8.32% Senior Secured Note Due June 19, 2009

No. [_____]                                                        June 19, 2002
$[_______]                                                       PPN 89531@ AA 7

     FOR VALUE RECEIVED, the undersigned, Trex Company, Inc., a corporation organized and existing under the laws of the State of Delaware and TREX COMPANY, LLC, a limited liability company organized and existing under the laws of the State of Delaware (hereinafter collectively referred to as the "Company"), hereby jointly and severally promise to pay to [___________], or registered assigns, the principal sum of [___________] DOLLARS on June 19, 2009, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 8.32% per annum from the date hereof, payable semiannually, on the 19th day of December and June in each year, commencing with the December next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreements referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 10.32% or (ii) 2.00% over the rate of interest publicly announced by [name of reference bank] from time to time in New York, New York as its "base" or "prime" rate.

     Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at [ ] or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

     This Note is one of a series of Senior Secured Notes (herein called the "Notes") issued pursuant to the Note Purchase Agreement, dated as of June 19, 2002 (as from time to time amended, the "Note Purchase Agreement"), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in
Section 20 of the Note Purchase Agreement and (ii) to have made the representations set forth in Section 6 of the Note Purchase Agreement.

     This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the

                                  Exhibit 4.10

Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

     The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

     This Note is equally and ratably secured by the Collateral Documents (as defined in the Note Purchase Agreement). Reference is hereby made to the Collateral Documents for a description of the collateral thereby mortgaged, warranted, bargained, sold, released, conveyed, assigned, transferred, pledged and hypothecated, the nature and extent of the security for the Notes, the rights of the holders of the Notes, the Collateral Agent (as defined in the Note Purchase Agreement) in respect of such security and otherwise.

     If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

     This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

                                              Trex Company, Inc.



                                              By:_______________________________
                                              Name:_____________________________
                                              Title:____________________________


                                              TREX Company, LLC

                                              By:_______________________________
                                              Name:_____________________________
                                              Title:____________________________

                                    9.6(b)-2